Filed Pursuant to Rule 424(b)(3)
Registration No. 333-146950

Scivanta Medical Corporation

PROSPECTUS SUPPLEMENT
Number 7
to
Prospectus dated November 7, 2007
of
SCIVANTA MEDICAL CORPORATION
6,048,034 Shares of Common Stock

This prospectus supplement supplements the prospectus dated November 7, 2007, as previously supplemented, relating to the offer and sale by certain persons who are or may become stockholders of Scivanta Medical Corporation of up to 6,048,034 shares of Scivanta Medical Corporation’s common stock. We are not selling any of the shares in this offering and therefore will not receive any proceeds from the offering.

This prospectus supplement is part of, and should be read in conjunction with, the prospectus dated November 7, 2007, the prospectus supplement number 1 dated January 9, 2008, the prospectus supplement number 2 dated January 24, 2008, the prospectus supplement number 3 dated March 13, 2008, the prospectus supplement number 4 dated June 17, 2008, the prospectus supplement number 5 dated September 12, 2008 and the prospectus supplement number 6 dated October 15, 2008. This prospectus supplement is qualified by reference to the prospectus, as previously supplemented, except to the extent the information in this prospectus supplement updates and supersedes the information contained in the prospectus. The primary purpose of this prospectus supplement is to notify stockholders that on October 23, 2008, Scivanta Medical Corporation, the Research Foundation of the State University of New York, for and on behalf of the University of Buffalo, and Donald D. Hickey, M.D. and Clas E. Lundgren, M.D., Ph.D. entered into a Second Addendum to the Technology License Agreement dated November 10, 2006, as amended on June 29, 2007.

This prospectus supplement includes the attached Current Report on Form 8-K, without exhibits, which was filed with the Securities and Exchange Commission on October 28, 2008.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered through the prospectus dated November 7, 2007, as supplemented, or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 28, 2008

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
October 23, 2008

SCIVANTA MEDICAL CORPORATION
(Exact name of registrant as specified in charter)

Nevada	000-27119	22-2436721
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

215 Morris Avenue, Spring Lake, New Jersey		07762
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (732) 282-1620

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01   Entry into a Material Definitive Agreement

On October 23, 2008, Scivanta Medical Corporation (the “Company”) and the Research Foundation of the State University of New York, for and on behalf of the University of Buffalo (the “Foundation”), and Donald D. Hickey, M.D. (“Hickey”) and Clas E. Lundgren, M.D., Ph.D. (“Lundgren”) entered into a Second Addendum to the Technology License Agreement dated November 10, 2006, as amended on June 29, 2007 (the “Technology License Agreement”). The Foundation, Hickey and Lundgren shall be collectively referred to herein as the “Licensor.”

Pursuant to the Second Addendum to the Technology License Agreement, the Company will make a one-time cash payment to Hickey of $158,438 on the date that is thirty (30) days after the first commercial sale of a product utilizing the licensed technology, but no later than December 31, 2009. In addition, the Company will not be required to make any of the milestone payments set forth in Section 3.5 of the Technology License Agreement. Further, the parties have agreed that the remaining amount of $108,235, which is due from the Company to the Licensor for the reimbursement of patent costs incurred by the Licensor prior to November 10, 2006, will be paid by the Company to the Licensor as follows: a) $39,101 will be paid in cash to Hickey on or before October 31, 2008; b) $34,567 will be paid in cash to Lundgren on or before October 31, 2008; and c) $34,567 will be paid in cash to Lundgren on or before February 1, 2009.

In conjunction with the Second Addendum to the Technology License Agreement, the Licensee shall issue 1,001,920 shares of its common stock, par value $0.001 per share (“Common Stock”), as follows: (a) 412,860 shares of Common Stock will be issued to the Foundation; (b) 162,500 shares of Common Stock will be issued to Hickey; and (c) 426,560 shares of Common Stock will be issued to Lundgren.

Section 9 - Financial Statements and Exhibits

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits:

Exhibit
Number	Description

10.25
Second Addendum to the Technology License Agreement, dated November 10, 2006 and amended on June 29, 2007, among Scivanta Medical Corporation, The Research Foundation of State University of New York, for and on behalf of the University at Buffalo, Donald D. Hickey, M.D. and Clas E. Lundgren, M.D., Ph.D., dated October 23, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCIVANTA MEDICAL CORPORATION
(Registrant)

By:	/s/ David R. LaVance
David R. LaVance
Chairman of the Board, President and Chief Executive Officer

Date: October 28, 2008

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